Exhibit (a)(1)(l)

E-MAIL NOTIFICATION REGARDING AMENDMENT NO. 1 TO OFFER TO AMEND CERTAIN OPTIONS

To:	(Recipient)@microtune.com

From:	(Sender)@microtune.com

Date:	November 13, 2007

Subject:	Notification Regarding Amendment No. 1 to Offer to Amend Certain Options

As you may know, Microtune, Inc. (“we” or “Microtune”) is conducting an offer to amend certain options, as described in more detail in the Offer to Amend Certain Options (the “Offering Memorandum”) and other related tender offer materials previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 2, 2007, copies of which you should have already received.

This notice is to inform you that on November 13, 2007, we made certain amendments to the Offering Memorandum, including the extension of the Expiration Time of the Offer, upon the terms and conditions set forth in the Offering Memorandum, until 5:00 p.m., Eastern Time, on December 4, 2007. The Offer had been previously scheduled to expire at 5:00 p.m., Central Time, on December 3, 2007.

Set forth below is a link to Amendment No. 1 to Offer to Amend Certain Options. Except as expressly amended and supplemented in Amendment No. 1 to Offer to Amend Certain Options, the Offer remains subject to the conditions set forth in the Offering Memorandum and other related tender offer materials filed by Microtune with the SEC.

[LINK TO AMENDMENT NO. 1 TO OFFER TO AMEND CERTAIN OPTIONS]

If you have any questions regarding the Offer, you can contact Justin M. Chapman at the following e-mail address or telephone number:

Microtune, Inc.

2201 10th Street, Plano, Texas 75074

Phone: (972) 673-1629

E-Mail: justin.chapman@microtune.com

For and On Behalf of

Jeffrey A. Kupp

Chief Financial Officer